        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000
                                                    REGISTRATION NO. 333-31728

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    ----------------------------------------


                                 AMENDMENT NO. 1
                                        TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    ----------------------------------------
                              REPLIGEN CORPORATION
             (Exact name of Registrant as specified in its charter)

                          -----------------------------

              DELAWARE                                2836                               04-2729386
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
  of incorporation or organization)        Classification Code Number)             Identification Number)


                                117 FOURTH AVENUE
                                NEEDHAM, MA 02494
                                 (781) 449-9560
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                    ----------------------------------------

                                WALTER C. HERLIHY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              REPLIGEN CORPORATION
                                117 FOURTH AVENUE
                                NEEDHAM, MA 02494
                                 (781) 449-9560
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ----------------------------------------
  COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                        FOR SERVICE, SHOULD BE SENT TO:
                          LAWRENCE S. WITTENBERG, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                                High Street Tower
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. / /

         REPLIGEN HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REPLIGEN SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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-------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MARCH 10, 2000
                              REPLIGEN CORPORATION


                                 639,950 SHARES

                                  COMMON STOCK



     We are offering 189,950 shares of our common stock issuable upon exercise of our warrants. The selling stockholders are offering for sale up to 450,000 shares of our common stock upon exercise of warrants held by them. We will not receive any proceeds from the sale (if any) of the shares of our common stock by the selling stockholders. Repligen's common stock is traded on the Nasdaq National Market under the symbol "RGEN." The last reported sale price of the common stock of Repligen on the Nasdaq National Market on March 9, 2000 was $13.69 per share.




   -----------------------------------------------------------------------------------------------------------

                      Shares of common
                        stock issuable   Per Share    Aggregate     Underwriting                    Net
                        upon exercise of  Price to    Proceeds to   Discounts and   Other        Proceeds to
                           warrants        Public       Company      Commissions     Expenses      Company
   -----------------------------------------------------------------------------------------------------------
   Amended and            189,950        $9.00-        $1,709,550-        -0-          $10,000     $1,699,550-
   Restated                              $14.00        $2,659,300                                  $2,649,300
   Warrants (1)
   -----------------------------------------------------------------------------------------------------------

(1) The Amended and Restated Warrants are exercisable at $9.00 per share until the date that is 90 days after Repligen notifies the holder of the Amended and Restated Warrants that the Nasdaq National Market closing price per share of the common stock of Repligen equaled or exceeded $18.00 per share for any 20 out of 30 consecutive trading days, at which time the Amended and Restated Warrants will become exercisable at $14.00 per share.

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March ___, 2000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                            ------------------------

                                TABLE OF CONTENTS

                                                                                                       PAGE
Repligen.........................................................................................        2
Risk Factors.....................................................................................        3
Legal Proceedings................................................................................        6
Use of Proceeds..................................................................................        6
Selling Stockholders.............................................................................        7
Plan of Distribution.............................................................................        9
Dilution.........................................................................................       10
Description of the Amended and Restated Warrants.................................................       11
Legal Matters....................................................................................       15
Experts..........................................................................................       15
Where You Can Find More Information..............................................................       15

                            ------------------------

                                 RECENT EVENTS

     On March 9, 2000, we sold an aggregate of 2,598,927 shares of our common stock to investors at $8.625 per share for an aggregate consideration of $22.4 million in a private placement transaction. Paramount Capital, Inc. acted as placement agent in the transaction and received cash compensation of approximately $1.57 million plus transactional expenses and warrants to acquire 129,946 shares of our common stock exercisable at $9.4875 per share. Paramount Capital is controlled by Lindsay Rosenwald, M.D., who is the sole stockholder and chairman of Paramount Capital Asset Management, Inc., which holds approximately 19.9% of our outstanding common stock as of February, 20, 2000. We have agreed to use best efforts to register the resale of the 2,598,927 shares and the 129,946 shares issuable upon exercise of the warrants by April 8, 2000.


                                    REPLIGEN

     We develop new drugs for autism, organ transplantation and cancer. To expand our drug development program, on March 9, 1999, we acquired the exclusive rights to patent applications for the use of secretin in the treatment of autism. Autism is a developmental disorder characterized by poor communicative and social skills, repetitive and restricted behaviors and in some patients, gastrointestinal problems and irregular sleep patterns. Secretin is a hormone produced in the small intestine which regulates the function of the pancreas as part of the process of digestion. A form of secretin derived from pigs is approved by the FDA for use in diagnosing problems with pancreatic function. Recent anecdotal reports indicate that secretin may have beneficial effects in autism, including improvements in sleep, digestive function, communicative and social behavior. Following media reports of the potential benefits of secretin, more than 2,000 autistic children have been treated with the pig-derived hormone. We intend to manufacture a human, synthetic form of secretin and evaluate it in FDA approved clinical trials in order to confirm the benefits of secretin in treating autism and to determine the optimal dosing schedule. There are currently no drugs approved by the FDA for the treatment of autism.



     In October 1999, we licensed commercialization rights to two diagnostic secretin products from ChiRhoClin Inc., a private company. These products have been evaluated in clinical trials for the diagnosis of pancreatic dysfunction and gastrinoma. A New Drug Application was filed with the FDA in May 1999 seeking approval to market synthetic porcine secretin for these applications. ChiRhoClin has also conducted clinical studies for these diagnostic indications with a human form of secretin which it intends to submit to the FDA in 2000. Under terms of the agreement, we made an upfront payment upon execution of the agreement and, if the FDA approves the New Drug Applications, the agreement obligates us to pay ChiRhoClin future milestones and royalties.



     We are also developing a product named "CTLA4-Ig," which has been shown to suppress unwanted immune responses in animal models of organ transplants and autoimmune diseases, such as lupus or multiple sclerosis, in which the immune system mistakenly attacks the body. Our product candidate is a derivative of a natural protein whose role is to turn-off an immune response. In animal models of organ transplantation and autoimmune diseases, CTLA4-Ig has been shown to block the rejection of a transplanted organ or the effects of the autoimmune disease. Initial clinical testing of CTLA4-Ig has been carried out in patients receiving a bone marrow transplant, which is a potential cure for several diseases of the immune system, including leukemia, myeloma, lymphoma and sickle cell anemia. Despite the clinical success of bone marrow transplants, a significant number of patients experience a severe and potentially life-threatening complication known as Graft Versus Host Disease, in which the newly transplanted immune system attacks the host (i.e., the patient). In June 1999, results from a Phase 1 clinical trial reported that treatment of bone marrow from a family member with Repligen's CTLA4-Ig prevented Graft Versus Host Disease in eight of eleven transplant patients. In September 1999, we signed a Clinical Trial Agreement with the National Cancer Institute to further evaluate CTLA4-Ig in a Phase 2 trial in bone marrow transplantation for leukemia. Repligen has filed patent applications related to compositions of matter and methods of use of CTLA4-Ig including bone marrow transplantation. Certain patents have been issued to Bristol-Myers Squibb Corporation relating to the use and manufacture of CTLA4-Ig. We believe that one of our licensees is the co-inventor of one or more of these patents and that the patents issued to Bristol-

Myers Squibb do not extend to our use of CTLA4-Ig in bone marrow transplantation. For more information on our patent litigation, please see "Legal Proceeding".



     We develop, manufacture and market products for the production of therapeutic antibodies. We currently market a line of products for the purification of antibodies based on a naturally occurring protein, Protein A, which can specifically bind to antibodies. We own composition of matter patents for recombinant Protein A in the United States and in Europe. In December 1998, we entered into a ten year agreement to supply recombinant Protein A to Amersham Pharmacia Biotech, a leading supplier to the biopharmaceutical market.





     Our executive offices are located at 117 Fourth Avenue, Needham, Massachusetts 02494, and our telephone number is (781) 449-9560.



                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT REPLIGEN.

     IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. IN THAT CASE THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

IF WE DO NOT OBTAIN ADDITIONAL CAPITAL, WE WILL BE UNABLE TO DEVELOP OR DISCOVER NEW DRUGS.

     We need additional long-term financing to develop our drug development programs through the clinical trial process as required by the FDA and our bioprocessing products business. We also need additional long-term financing to support future operations and capital expenditures, including capital for additional personnel and facilities. If we spend more money than currently expected for our drug development programs and our bioprocessing products business, we will need to raise additional capital by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We may be unable to raise any additional amounts on reasonable terms when they are needed due to the volatile nature of the biotechnology marketplace. If we are unable to raise this additional capital, we may have to delay or postpone critical clinical studies or abandon other development programs.

IF WE ARE UNABLE TO CONTINUE TO HIRE AND RETAIN SKILLED TECHNICAL AND SCIENTIFIC PERSONNEL, THEN WE WILL HAVE TROUBLE DEVELOPING PRODUCTS.

     Our success depends largely upon the continued service of our management and scientific staff and our ability to attract, retain and motivate highly skilled scientific, management and marketing personnel. Potential employees with an expertise in the field of biochemistry, regulatory affairs and/or clinical development of new drug and biopharmaceutical manufacturing are not generally available in the market and are difficult to attract and retain. We also face significant competition for such personnel from other companies, research and academic institutions, government and other organizations who have superior funding and resources to be able to attract such personnel. The loss of key personnel or our inability to hire and retain personnel who have technical and scientific backgrounds could materially adversely affect our product development efforts and our business.

WE COMPETE WITH LARGER, BETTER FINANCED AND MORE MATURE PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES WHO ARE CAPABLE OF DEVELOPING NEW APPROACHES THAT COULD MAKE OUR PRODUCTS AND TECHNOLOGY OBSOLETE.

     The market for therapeutic and bioprocessing products is intensely competitive, rapidly evolving and subject to rapid technological change. Pharmaceutical and mature biotechnology companies have substantially greater financial, manufacturing, marketing, research and development resources than we have. New approaches to the treatment of our targeted diseases by these competitors may make our products and technologies obsolete or noncompetitive.

IF WE ARE UNABLE TO OBTAIN AND MAINTAIN PATENTS FOR OUR PRODUCTS, WE WILL NOT BE ABLE TO SUCCEED COMMERCIALLY.

     We must obtain patent and trade secret protection for our products and processes in order to protect them from unauthorized use and to produce a financial return consistent with the significant time and expense required to bring our products to market.

Our success will depend, in part, on our ability to:

     -    obtain patent protection for our products and manufacturing processes;

     -    preserve our trade secrets; and

     -    operate without infringing the proprietary rights of third parties.

     There can be no assurance that any patent applications relating to our products will be filed in the future or that any currently pending applications will issue on a timely basis, if ever. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions. Even if patents are issued, the degree of protection afforded by such patents will depend upon the:

     -    scope of the patent claims;

     -    validity and enforceability of the claims obtained in such patents;
          and

     -    our willingness and financial ability to enforce and/or defend them.



     The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and scientific questions. Moreover, no consistent policy has emerged in the United States and in many other countries regarding the breadth of claims allowed in biotechnology patents. Patents which may be granted to us in certain foreign countries may be subject to opposition proceedings brought by third parties or result in suits by us which may be costly and result in adverse consequences for us.

     If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which would result in substantial costs to us.

     In addition, patents blocking our manufacture, use or sale of our products could be issued to third parties in the United States or foreign countries. The issuance of blocking patents or an adverse outcome in an interference or opposition proceeding, could subject us to significant liabilities to third parties and require us to license disputed rights from third parties on unfavorable terms, if at all, or cease using the technology.

                                LEGAL PROCEEDINGS



     As referenced in our quarterly report on Form 10-Q for the period ending June 30, 1999 on July 17, 1998, we filed a complaint against Bristol-Myers Squibb Corporation ("BMS") at the United States District Court for the District of Massachusetts in Boston, Massachusetts seeking correction of inventorship of certain United States patents which claim compositions and methods of use for CTLA4 as well as unspecified monetary damages. A correction of inventorship would result in the University of Michigan being designated as a co-assignee on any corrected BMS patent. We would then have rights to such technology pursuant to a 1992 License Agreement with the University of Michigan, a 1995 Asset Acquisition Agreement with Genetics Institute, and other related agreements. On July 13, 1999, the court dismissed the complaint without prejudice citing a lack of legal standing of Repligen to bring such a complaint. We believe that the court's finding on standing was in error. The court did not rule on the validity of our inventorship claim. We continue to believe that the University of Michigan is a rightful co-assignee of the aforesaid BMS patents and we intend to continue to pursue the correction of inventorship. Our failure to obtain shared ownership rights in the patents may restrict our ability to commercialize CTLA4-Ig.



                                 USE OF PROCEEDS



     If all of the Amended and Restated Warrants are exercised, the net proceeds to us from the exercise of the Amended and Restated Warrants (after deducting estimated expenses in connection with this offering) would range from $1,699,550 to $2,649,300, depending on when the warrantholders exercise the Amended and Restated Warrants. We intend to use the net proceeds, if any, from the sale of our common stock for research and development, including ongoing development of our technologies, pre-clinical and clinical testing, and other costs associated with our product development programs, for capital expenditures, and for working capital and other general purposes. We are offering the shares of common stock issuable upon exercise of the Amended and Restated Warrants and filing this registration statement in order to fulfill our contractual obligations to the warrantholders to maintain an effective registration statement during the time that the Amended and Restated Warrants are outstanding and exercisable. In addition, we will receive net proceeds (after deducting estimated expenses in connection with this offering) of $811,500 from the exercise of the warrants held by the selling stockholders. We will receive no proceeds from the resale of the shares of common stock issued upon the exercise of such warrants.

                              SELLING STOCKHOLDERS

     Unless otherwise noted below in the table, each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:

          - shares of common stock issuable by Repligen to that person upon the exercise of options which may be exercised within 60 days after February 29, 2000; and

          - shares of common stock issuable by Repligen to that person upon the exercise of warrants which may be exercised within 60 days after February 29, 2000.

However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

     For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes:

     -    22,410,460 shares of common stock outstanding as of February 29, 2000;
          and

     - the number of presently exercisable options and presently exercisable warrants held by that person.

The table below lists the following:



     - the number of shares of our common stock beneficially owned by the selling stockholders as of February 29, 2000 and before this offering;





     - the maximum number of shares of our common stock that the selling stockholders may offer and sell pursuant to this prospectus;



     - the number of shares owned by the selling stockholders after completion of the offering (assuming that the selling stockholders sell all of the shares offered pursuant to this prospectus); and

     - the percentage (if one percent or more) of the class owned by the selling stockholder after completion of the offering.



                                                                                   SHARES
                                                            SHARES           OFFERED PURSUANT TO  SHARES BENEFICIALLY OWNED
                                                      BENEFICIALLY OWNED       THIS PROSPECTUS       AFTER OFFERING (1)
                                                            PRIOR              UPON EXCERCISE     ---------------------------
      SELLING STOCKHOLDER                                TO OFFERING            OF WARRANTS           NUMBER       PERCENT
      -------------------                              -----------------      ------------------      --------     -------
      Victoria A. Beck                                      350,000                350,000                    0            *
      Scott Katzmann (2)                                     45,000                 25,000               20,000            *
      John Knox (2)                                             575                    575                    0            *
      Timothy McInerney (2)                                  45,000                 25,000               20,000            *
      Fred Mermelstein (2)                                    9,000                  5,000                4,000            *
      John Papadimitropoulos (2)                                575                    575                    0            *


      Mark Rogers, M.D. (2)                                   1,000                  1,000                    0            *
      Lindsay A. Rosenwald, M.D.(2) (3)                   4,459,700                 32,750            4,426,950        19.7%
      Wayne Rubin                                             4,600                  4,600                    0            *
      David Tanen (2)                                           500                    500                    0            *
      Michael Weiser, M.D. (2)                                5,000                  5,000                    0            *

-------------------------------------
*Represents less than 1% of the outstanding shares.

(1) Assumes that the selling stockholders will sell all of the shares registered hereunder. The stockholders may sell all or part of their shares pursuant to this prospectus.



(2) Employee or officer of Paramount Capital, Inc. ("PCI"), an affiliate of Paramount Asset Capital Management, Inc. ("PCAM"). As of February 29, 2000, PCAM may be deemed to beneficially own 19.9% of our common stock and may be deemed to be an affiliate of Repligen under the Securities Act of 1933.





(3) Consists of 3,099,289 shares of common stock owned by The Aries Master Fund, a Cayman Islands exempted company (the "Master Fund"), 1,213,960 shares of common stock owned by Aries Domestic Fund, L.P. (the "ADF") and 123,691 shares of common stock owned by Aries Domestic Fund II, L.P. (the "ADF II" and together with the Master Fund and the ADF, the "Aries Funds") and 32,750 shares of common stock which may be acquired pursuant to presently exercisable warrants owned by Dr. Rosenwald. PCAM serves as the investment manager to the Master Fund and the general partner of each of the ADF and the ADF II. Lindsay A. Rosenwald, M.D. is the chairman and sole stockholder of PCAM. PCAM and Dr. Rosenwald disclaim beneficial ownership of the securities held by the ADF, the Master Fund and the ADF II, except to the extent of their pecuniary interest therein, if any. Does not include 67,250 shares of common stock which may be acquired pursuant to presently exercisable warrants owned by certain other employees of PCAM and its affiliates. We issued the warrants to Dr. Rosenwald and such other employees of PCAM and its affiliates in connection with Paramount's execution of a Financial Advisory Agreement dated July 15, 1999 between Paramount and Repligen. Paramount disclaims beneficial ownership of such shares of common stock except to the extent of its pecuniary interest therein, if any.





     We paid Victoria A. Beck $150,000 in cash and issued her a warrant to purchase up to 350,000 shares of our common stock at $1.59 per share in connection with our purchase of intellectual property rights held by Autism Research Institute and Victoria A. Beck. The Autism Research Institute is a not-for-profit organization incorporated in the State of California. Victoria
A. Beck was a co-owner of the patent applications purchased by us. The patent purchase agreement to sell the intellectual property rights held by Autism Research Institute and Victoria Beck to us is included in our current report filed on Form 8-K on March 24, 1999. See "Where You Can Find More Information". Ms. Beck has also entered into a consulting agreement with us which expires March 31, 2000. Except for the sale by Ms. Beck of intellectual property rights to us in March, 1999, and Ms. Beck's consulting activities with us, Ms. Beck has not had any other material relationship with us.





     In the patent purchase agreement, Ms. Beck has represented to us that she acquired the warrant (and shares of our common stock upon exercise thereof) as principal for her own account for investment purposes only and not with a view to, or for sale in connection with, any sale, assignment, transfer or other distribution of the shares of our common stock which would violate the Securities Act of 1933 or any other federal or state securities laws. In recognition of the fact, however, that Ms. Beck may want to be able to sell the shares of our common stock upon exercise of her warrant when she considers it appropriate, we agreed, in the patent purchase agreement, to file this registration statement with the Securities and Exchange Commission to allow Ms. Beck to publicly sell her shares of our common stock. In the patent purchase agreement, we also agreed to keep the registration statement effective until the earliest of (a) the expiration of the one year holding period relating to the shares of Repligen common stock upon exercise of her warrant under Rule 144 of the Securities Act of 1933, and (b) the time that Ms. Beck has sold all of her shares of our common stock; provided that, in the event that, prior to such time, we fail to remain current or comply with our filing obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or Rule 144 of the Securities Act of 1933, we have agreed to maintain the effectiveness of this registration statement until expiration of the two year holding period relating to the shares of our common stock issuable upon exercise of her warrant under Rule 144 of the Securities Act of 1933.





     Pursuant to a financial advisory agreement with Paramount Capital, Inc. its affiliates, related entities and designees (collectively "Paramount") dated as of July 15, 1999, Paramount agreed to provide certain financial advisory and/or investment banking services to us in exchange for consideration, including $100,000 in cash upon execution of the agreement, and the issuance of a common stock purchase warrant exercisable for 100,000 shares of Repligen's common stock at $2.75 per share. The financial advisory agreement also provides for the payment of additional fees to Paramount upon the consummation of certain transactions for which Paramount acts as our financial advisor. We are registering for resale the shares of our common stock issuable upon exercise of the warrants held by the selling stockholders pursuant to our obligations under the financial advisory agreement.




     On March 9, 2000, we sold an aggregate of 2,598,927 shares of our common stock to investors at $8.625 per share for an aggregate consideration of $22.4 million in a private placement. Paramount acted as the placement agent for the transaction and we paid Paramount approximately $1.57 million for its services plus Paramount's related transactional expenses, and issued to Paramount (or its designees) warrants to purchase up to 129,946 shares of our common stock at $9.4875 per share. We engaged Paramount to act as our placement agent for that transaction pursuant to a finder's agreement and we terminated the financial advisory agreement with Paramount for an additional payment by Repligen to Paramount of $200,000 in cash.





     On May 14, 1999, the ADF and the Master Fund acquired an aggregate of 50,000 shares of our common stock at $2.50 per share in connection with a private placement transaction in which we sold an aggregate of 3,600,000 shares of our common stock at $2.50 per share. As of December 31, 1999, Dr. Rosenwald and PCAM may be deemed to beneficially own approximately twenty percent (20%) of the outstanding our common stock. Paramount disclaims beneficial ownership of the shares of common stock owned by Dr. Rosenwald, PCAM and/or the Aries Funds.



                              PLAN OF DISTRIBUTION



     The shares of our common stock covered by this prospectus may be sold by the selling stockholders from time to time for their own account. The selling stockholders may acquire their shares of our common stock upon the exercise of the warrants held by the selling stockholders as the case may be. We will pay the expenses incurred in connection with the registration of the shares of our common stock, except that the selling stockholders will pay or assume brokerage commissions and similar charges, the legal fees and expenses of counsel for the selling stockholders and any stock transfer taxes or other expenses incurred in connection with the sale of the shares of our common stock. We will not receive any of the proceeds from the resale of the shares of common stock by the selling stockholders.





     The distribution of the shares of our common stock by the selling stockholders is not subject to any underwriting agreement. The shares of our common stock offered by the selling stockholders may be sold from time to time in transactions on the Nasdaq National Market, in negotiated transactions, through the writing of options on the shares of our common stock, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the selling stockholders may sell their shares of our common stock covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares of our common stock, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares of our common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, commissions, or fees from the selling stockholders and/or purchasers of the shares of our common stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with selling stockholders in the distribution of shares of our common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares of our common stock placed by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.



     Any shares covered by the prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.



     Since the selling stockholders are not restricted as to the price or prices at which they may sell their shares of our common stock, sales of such shares of our common stock at less than the market prices may depress the market price of our common stock.





     EquiServe, 150 Royall Street, Canton, MA 02021, is the transfer agent for the shares of our common stock.



                                    DILUTION



     Our net tangible book value, as of December 31, 1999, was $10.7 million, or $.48 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding at that date.





     After giving effect to the sale by us of the 189,950 shares of common stock being offered hereby (assuming the exercise of all of the Amended and Restated Warrants) at an assumed exercise price of $9.00 per share for the Amended and Restated Warrants, our pro forma net tangible book value as of December 31, 1999, would have been $12.4 million or $.55 per share. This represents an immediate increase in pro forma net tangible book value of $.07 per share to existing stockholders and an immediate dilution of $8.45 per share to new investors. The following table illustrates this per share dilution:

Assumed exercise price per share:

     Amended and Restated Warrants exercisable for 189,950 shares......................                 $       9.00

     Net tangible book value per share at December 31, 1999............................     $      .48
     Increase per share attributable to new investors..................................            .07
                                                                                            -----------
Pro forma net tangible book value per share after this offering........................                          .55
                                                                                                        ------------
Dilution per share to new investors

     Holders of Amended and Restated Warrants exercisable for $9.00 per share......................     $       8.45
                                                                                                        ============

     Alternatively, if the Amended and Restated Warrants are adjusted such that the exercise price becomes $14.00 per share for the Amended and Restated Warrants, and after giving effect to the sale by Repligen of the shares of common stock being offered hereby (assuming the exercise of all the Amended and Restated Warrants) at such exercise prices, our pro forma net tangible book value as of December 31, 1999, would have been $13.4 million or $.59 per share. This represents an immediate increase in pro forma net tangible book value of $.11 per share to existing stockholders and an immediate dilution of $13.41 per share to new investors.

The following table illustrates this per share dilution:

Assumed exercise price per share:

     Amended and Restated Warrants exercisable for 189,950 shares......................                 $       14.00

     Net tangible book value per share at December 31, 1999............................     $      .48
     Increase per share attributable to new investors..................................            .11
                                                                                            -----------
Pro forma net tangible book value per share after this offering........................                           .59
                                                                                                        --------------
Dilution per share to new investors

     Holders of Amended and Restated Warrants exercisable for $14.00 per share......................    $       13.41
                                                                                                        =============


                DESCRIPTION OF THE AMENDED AND RESTATED WARRANTS

     In connection with the initial capitalization of Repligen Clinical Partners, L.P. in February, 1992, Repligen issued to certain purchasers and the sales agent related thereto and the agent's affiliates, units in Repligen Clinical Partners. Each unit consisted of a Class A limited partnership interest in Repligen Clinical Partners and a warrant (collectively, the "Original Warrants") to purchase 2,900 shares of common stock of Repligen.



     In March 1994, we offered to the holders of Original Warrants the opportunity to exchange their Original Warrants for newly issued warrants (the "Exchange Warrants"). Each holder of an Original Warrant was free to accept or reject the exchange offer. Many warrantholders holding warrants to purchase shares of our common stock accepted the exchange offer. Some warrantholders were, however, ineligible to participate in this exchange offer due to their failure to make payments on promissory notes which were originally issued by certain of the warrantholders in favor of Repligen Clinical Partners to pay for the units. Some warrantholders who were eligible to participate in the exchange offer rejected the exchange offer and thus continued to hold Original Warrants.





     In connection with the March 1994 exchange of Original Warrants for Exchange Warrants, we reduced the exercise price under the Exchange Warrants to $9.00 (from $22.73) per share, subject to increase to $14.00 per share on the date 90 days after we notified the warrantholders holding the Exchange Warrants that the closing price of our common stock equaled or exceeded $18.00 per share for 20 out of 30 consecutive trading days. We also extended the exercise period under the Exchange Warrants to March 31, 2000. The holders of Exchange Warrants also accepted a reduction in certain royalty rates that each warrantholder would have received as a limited partner of Repligen Clinical Partners, such royalties arising out of any sales of the drug (rPF4) being developed by Repligen Clinical Partners. Acceptance of the Exchange Warrants also resulted in pro rata reductions in certain other royalties which were payable to such warrantholders as limited partners of Repligen Clinical Partners.





     In March 1995, we offered the warrantholders an opportunity to modify the Original Warrants and the Exchange Warrants that remained outstanding to reduce the respective exercise prices. With respect to each holder of an outstanding Original Warrant or Exchange Warrant who was required to make and did make the fourth installment payment to Repligen Clinical Partners pursuant to the Promissory Notes, such holders (along with the other warrantholders who did not have outstanding promissory notes) were free to accept or reject the proposed modifications. The holders of Exchange Warrants to purchase 189,500 shares of our common stock either rejected or failed to accept the modification of the Exchange Warrants that would have resulted in a further reduction in the exercise price of the warrants which they held. The holders of Exchange Warrants who never accepted or rejected such modification hold Amended and Restated Warrants (as such warrants are being referred to in this prospectus).





     We had previously filed a registration statement in April 1994 to register the issuance of common stock upon exercise of the warrants issued as part of the units issued by Repligen Clinical Partners. Because that registration statement became inactive (due to in part because the exercise price of the warrants was significantly higher than the fair market value of the underlying common stock), we are filing this registration statement to register the issuance of shares of common stock upon exercise of the Amended and Restated Warrants to comply with our contractual obligations to the warrantholders to maintain an effective registration statement during the period the warrants are outstanding and exercisable.





     The exercise price and the number of shares issuable upon exercise of each warrant will be appropriately adjusted in the event of stock splits, stock combinations, stock dividends, reclassifications or rights offerings involving common stock or distributions of certain subscription rights, warrants or evidences of indebtedness to holders of our common stock. We will not issue fractional shares upon exercise of the Amended and Restated Warrants. Instead we will pay to the holder a cash adjustment based on the closing price of common stock as reported on the Nasdaq National Market on the date of exercise.



     With certain exceptions, in case of any reclassification or capital reorganization, or in case of any consolidation or merger of Repligen or any sale, lease, transfer or conveyance of all or substantially all of the assets of Repligen, each holder of a Amended and Restated Warrants hereunder shall have the right, upon subsequent exercise of such Amended and Restated Warrants, to purchase the kind and amount of shares of stock or other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale, lease, transfer or conveyance by a holder of the number of shares of common stock that might have been received upon the exercise of such warrant immediately prior to such event, and the exercise price of such Amended and Restated Warrants will be appropriately adjusted. The Amended and Restated Warrants do not confer upon the warrantholders any rights as stockholders of Repligen.

WARRANT EXERCISE PROCEDURE



     We have not engaged any underwriter, broker or dealer in connection with the issuance of the shares to the warrantholders and will pay no commissions thereon. In order to effectively exercise the Amended and Restated Warrants and purchase the shares issuable upon exercise thereof, a warrantholder must comply with the procedure described below. Failure to follow this procedure may result in either a delay in the warrantholder's receipt of a stock certificate or an ineffective exercise and return to the warrantholder of the materials submitted for exercise.


     The warrantholder must use the "Purchase Form" attached to the end of the certificate representing the Amended and Restated Warrants ("the Warrant Certificate"). The warrantholder must specify the number of shares being purchased and the exercise payment being remitted. The warrantholder must sign the Purchase Form where indicated and the signature must conform with the manner in which the Warrant Certificate is held as appears on the warrant register maintained by Repligen (the "Warrant Register").

     Each holder of a Warrant Certificate must deliver the completed Purchase Form, and cash or a check drawn to the order of "Repligen Corporation" for the exact amount of the exercise price for the shares being purchased to the Director of Finance, Repligen Corporation, 117 Fourth Avenue Needham, MA 02494. In addition, to satisfy Internal Revenue Service requirements, the exercising warrantholder should provide Repligen with his or her social security number or taxpayer identification number. Also, an exercising warrantholder should provide Repligen with the address to which he, she or it wants the share certificate delivered. Each warrantholder should direct any questions concerning exercise of the Amended and Restated Warrants to the Director of Finance at the address listed above.

     Upon receipt of the Warrant Certificate, including the completed Purchase Form, appropriate payment for the shares being purchased, and the exercising warrantholder's social security or taxpayer identification number, Repligen will instruct its transfer agent to issue a share certificate in the warrantholder's name (or other name if so designated) for the shares being purchased. The transfer agent will send the share certificate to the exercising warrantholder at the address indicated at the time of exercise; otherwise the transfer agent will send the share certificate to the address listed on the Warrant Register. Unless otherwise agreed to by Repligen, Repligen will send all share certificates by first class mail with an estimated delivery time of about four weeks from the date of Repligen's receipt of the exercise material.

     Upon receipt of the Warrant Certificate, including the completed Purchase Form, appropriate payment for the shares being purchased, and the exercising warrantholder's social security or taxpayer identification number, the warrantholder will become the holder of record of those shares being purchased and shall have all of the rights of a stockholder, including the right to vote the shares.

PARTIAL EXERCISE

     A warrantholder may exercise his or her Warrant Certificate for only part of the shares the Warrant Certificate represents. If a warrantholder exercises only a part of the shares represented by a Warrant Certificate, then in addition to the share certificate for the exercised shares, he or she will receive a new Warrant Certificate, dated the date of his or her original Warrant Certificate, representing those shares still subject to exercise.



     EquiServe, 150 Royall Street, Canton, MA 02021, is the transfer agent for the shares of our common stock.

                                  LEGAL MATTERS



     The validity of the shares of our common stock offered hereby will be passed upon for Repligen by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.



                                     EXPERTS

     The audited financial statements incorporated by reference in this prospectus as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     Repligen files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." Our website is located at "http://www.repligen.com." Information contained on our website is not part of this prospectus.

     The SEC allows Repligen to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Repligen incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 000-14656):

1.   Annual report on Form 10-K for the year ended March 31, 1999;

2. Repligen's proxy statement, filed on July 29, 1999, for the 1999 annual meeting of shareholders;

3. Quarterly reports on Form 10-Q for the quarters ended December 31, 1999, September 30, 1999 and June 30, 1999;

4. Current reports on Form 8-K filed October 6, 1999, March 24, 1999, as amended by Form 8-K/A filed June 15, 1999 and current report on Form 8-K filed May 17, 1999; and

5. The "Description of Registrant's Securities to be Registered" contained in Repligen's registration statement filed on Form 8-A, dated May 28, 1986.

     You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address: Repligen Corporation, 117 Fourth Avenue Needham, MA 02494 (781) 449-9560.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate (other than with respect to the Registration Fee) of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration Fee -- Securities and Exchange Commission..........................................$     2,485.00
Blue Sky Fees and Expenses......................................................................$     1,000.00
Accounting Fees and Expenses....................................................................$     3,000.00
Legal Fees and Expenses.........................................................................$    10,000.00
Transfer Agent fees and expenses................................................................$     5,000.00
Miscellaneous...................................................................................$     8,515.00
                                                                                                --------------
         TOTAL..................................................................................$    30,000.00
                                                                                                ==============

     Repligen will bear all expenses shown above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law, Article Seventh of Repligen's Restated Certificate of Incorporation, as amended, and Article V of Repligen's By-laws provide for indemnification of Repligen's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Repligen, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     Repligen maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 16. EXHIBITS.

     The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.



Exhibit No.              Item and Reference
-----------              ------------------
2.1               --    * Patent Purchase Agreement by and among Repligen Corporation, Victoria A. Beck and
                         Autism Research Institute, dated as of March 9, 1999 (with certain confidential information deleted) (filed as Exhibit 2.1 of the Company's Current Report on Form
                         8-K/A filed June 15, 1999 and incorporated herein by reference)
2.2               --    Common Stock Purchase Warrant issued by Repligen Corporation, dated as of March 9, 1999
                         (filed as Exhibit 2.2 of the Company's Current Report on Form 8-K/A filed June 15, 1999 and incorporated herein by reference)
2.3               --    Collateral Assignment of Patents by and among Repligen Corporation, Victoria A. Beck and Autism Research Institute, dated as of March 9, 1999 (filed as Exhibit 2.3 of the
                         Company's Current Report on Form 8-K filed March 24, 1999 and incorporated herein by reference)
4.1               --    Form of Amended and Restated  Limited Partner Warrant (filed as Exhibit 4.13 to Repligen
                         Corporation's  Form S-4 Registration  Statement No. 33-76830 and incorporated  herein by reference)
4.2               --    Financial Advisory Agreement by and between Repligen Corporation and Paramount Capital,
                         Inc., dated as of July 1, 1999 (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed November 15, 1999 and incorporated herein by reference)
+5                --    Legal Opinion of Testa, Hurwitz & Thibeault, LLP
23.1              --    Consent of Arthur Andersen LLP
23.2              --    Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5)
+24               --    Power of Attorney
------------------------------------------------------------------------------------------------------------------




* The Securities and Exchange Commission granted confidential treatment with respect to certain portions of this exhibit.
+   previously filed.



ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Needham, Commonwealth of Massachusetts on March 10, 2000.



                                 Repligen Corporation

                                 By: /s/ Walter C. Herlihy
                                    --------------------------------
                                    Walter C. Herlihy
                                    President and Chief Executive
                                     Officer

                                POWER OF ATTORNEY



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.




NAME                                            CAPACITY                                   DATE
----                                            --------                                   ----

/s/ Walter C. Herlihy
-----------------------------                   President and Chief Executive Officer,     March 10, 2000
Walter C. Herlihy                               Chief Financial Officer and Director
                                                (principal executive, financial and
                                                accounting officer)
/s/ Alexander Rich*
-----------------------------                   Co-Chairman of the Board of Directors      March 10, 2000
Alexander Rich, M.D.




/s/ Paul Schimmel*
-----------------------------                   Co-Chairman of the Board of Directors     March 10, 2000
Paul Schimmel, Ph.D.

/s/ Robert J. Hennessey*
-----------------------------                   Director                                  March 10, 2000
Robert J. Hennessey

/s/ G. William Miller*
-----------------------------                   Director                                  March 10, 2000
G. William Miller

*By: /s/ Walter C. Herlihy
     -----------------------
     Walter C. Herlihy
     Attorney-in-Fact


                                INDEX TO EXHIBITS



Exhibit No.              Item and Reference
-----------              ------------------
2.1                --    * Patent Purchase Agreement by and among Repligen Corporation, Victoria A. Beck and
                         Autism Research Institute, dated as of March 9, 1999 (with certain confidential information deleted) (filed as Exhibit 2.1 of the Company's Current Report on Form
                         8-K/A filed June 15, 1999 and incorporated herein by reference)
2.2                --    Common Stock Purchase Warrant issued by Repligen Corporation, dated as of March 9, 1999
                         (filed as Exhibit 2.2 of the Company's Current Report on Form 8-K/A filed June 15, 1999 and incorporated herein by reference)
2.3                --    Collateral Assignment of Patents by and among Repligen Corporation, Victoria A. Beck and Autism Research Institute, dated as of March 9, 1999 (filed as Exhibit 2.3 of the
                         Company's Current Report on Form 8-K filed March 24, 1999 and incorporated herein by reference)
4.1                --    Form of Amended and Restated  Limited Partner Warrant (filed as Exhibit 4.13 to Repligen
                         Corporation's  Form S-4 Registration  Statement No. 33-76830 and incorporated  herein by reference)
4.2                --    Financial Advisory Agreement by and between Repligen Corporation and Paramount Capital,
                         Inc., dated as of July 1, 1999.  (filed as Exhibit 10.1 to the Company's Quarterly
                         Report on Form 10-Q filed November 15, 1999 and incorporated herein by reference)
+5                 --    Legal Opinion of Testa, Hurwitz & Thibeault, LLP
23.1               --    Consent of Arthur Andersen LLP
23.2               --    Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5)
+24                --    Power of Attorney
------------------------------------------------------------------------------------------------------------------





* The Securities and Exchange Commission granted confidential treatment with respect to certain portions of this exhibit.
+   previously filed.